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MEDIA LOGIC
310 South Street
Plainville, MA 02762
Fax: 508/695-2006




                                    Contact: Paul M. O'Brien
                                             Vice President & CFO
                                             508/695-2006
                                             Internet: Mladl@aol.com
                                             Home Page: http://www.ADLinc.com



FOR RELEASE:  Immediate

                               MEDIA LOGIC COMPLETES FINANCING

     PLAINVILLE, MA -- March 25, 1997 -- Media Logic, Inc. (AMEX:TST), a developer and supplier of automated data tape libraries, announced today that it has completed its recently announced financing. Gross proceeds from the financing are $3,530,000.00.

     Media Logic has successfully designed and introduced a line of innovative Scaleable Library Architecture (SLA) automated tape library systems. These tape libraries, in 4MM, 8MM, or DLT models, provide an ideal solution for users requiring automated data backup or who have outgrown the limited capacity of their current autoloaders, stackers and small tape libraries. The SLA system provides the ability for the user to scale up to multi-terabyte storage capacities, add features, and increase throughput speed, as required.

     William E. Davis, president of Media Logic said, "This financing is evidence of the investors' confidence in the Company's innovative line of 8MM, 4MM and DLT automated tape libraries. The proceeds from the financing will aid the Company in enhancing its sales and marketing capabilities and in working to expand its penetration into the growing market for automated tape libraries." Davis added,

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ML Financing Completed 2/2/2

"The Company expects to add features to its libraries and increase its product offerings as our research and development efforts continue."

     Advent International Corporation, Inc. acted as the Company's advisor in this placement.

     The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding development and sales of the Company's ADL product line. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.

     Founded in 1982, Media Logic, Inc. designs and manufactures tape-based data storage libraries targeted at the information management needs of small-to-mid-sized businesses. The Company also provides evaluation equipment for flexible computer disks and tape, and manufacturers and sells AccuCopy industrial disk drives, and head for strenuous environment and high reliability applications.

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